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                                                                   Exhibit 23(a)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in the automatic shelf registration statement for each of Safety First Trust Series 2006-1 through Safety First Trust Series 2006-10 on Form S-3 ("Registration Statement") filed by Citigroup Inc., and Citigroup Funding Inc. of our reports dated February 23, 2006, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries ("Citigroup") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are included in the Annual Report on Form 10-K of Citigroup Inc. for the year ended December 31, 2005, and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report on the consolidated financial statements discussed above refers to changes, in 2005, in Citigroup's method of accounting for conditional asset retirement obligations associated with operating leases, and in 2003, in Citigroup's methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

New York, New York
July 14, 2006